Exhibit 10.1

EOG Resources, Inc.
Annual Bonus Plan

1. Purpose of the Plan. The Annual Bonus Plan (the “Plan”) of EOG Resources, Inc. (the “Company”) is designed to enhance the Company’s ability to attract and retain highly qualified employees and provide additional financial incentives to employees to promote the success of the Company.

2. Eligibility. Eligibility under the Plan is limited to regular full-time and regular part-time employees of the Company who are on the Company’s payroll when bonus payments are made (“Participants”).

3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Plan Administrator”), which shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer the Plan and all related Plan documents. The Plan Administrator is fully authorized and empowered to take any and all actions which it deems necessary or appropriate to administer the Plan, including without limitation, the authority to: (a) interpret the Plan; (b) determine the applicable performance goals and bonus opportunities for each Participant; and (c) determine bonus awards for each Participant. The Plan Administrator may, however, delegate to the Executive Officers of the Company (as determined by the Board of Directors of the Company for purposes of Regulation S-K) the authority to determine the applicable performance goals, bonus opportunities and bonus awards for Participants who are not Executive Officers of the Company. Additionally, the Plan Administrator may, from time to time, adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as they may deem advisable to carry out and administer the Plan. All interpretations and actions taken by the Plan Administrator in connection with the administration of the Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

4. Performance Goals, Bonus Opportunities and Bonus Awards. Performance goals, bonus opportunities and funding of bonus awards for a calendar year shall be determined in the sole discretion of the Plan Administrator (subject to the authority of the Plan Administrator, pursuant to Section 3, to delegate to the Executive Officers of the Company the authority to determine the applicable performance goals, bonus opportunities and bonus awards for Participants who are not Executive Officers of the Company). Performance goals may be based on Company-wide financial, operational and strategic performance measures; financial, operational and strategic performance of one or more business units of the Company; personal performance goals for a Participant; and/or such other goals as may be determined by the Plan Administrator. The applicable performance goals for a calendar year may differ among Participants. Awarding of bonuses for a calendar year under the Plan shall be in the sole discretion of the Plan Administrator based on the attainment of the applicable performance goals for the year and other factors as they may determine in their sole discretion.

5. Form and Timing of Payment. Bonuses awarded at the discretion of the Plan Administrator, pursuant to the Plan, to any Participant shall be paid on or before March 15 of the year following the end of the applicable calendar year for which the applicable performance goals were measured. Bonuses awarded shall be paid in cash or, at the discretion of the Plan Administrator, in lieu of such cash payments, in the form of Restricted Stock or Restricted Stock Units (collectively, “Stock”) awarded under the terms of the Company’s 2008 Omnibus Equity Compensation Plan, or a successor plan, or in any combination of cash and Stock. In addition, the Plan Administrator may permit Participants who are eligible to participate in the Company’s 409A Deferred Compensation Plan (or a similar plan sponsored by the Company, if any) the option to defer the receipt of the payment of a cash bonus awarded pursuant to the Plan in accordance with the terms of such plan. Bonuses under the Plan are discretionary, not guaranteed wages, and are not considered vested or determinable until paid. Nothing under the Plan shall be construed to create an enforceable right to payment of a bonus. Notwithstanding any other provision of the Plan, in the event that a Participant’s employment with the Company terminates for any reason prior to the payment of a bonus, the Participant shall forfeit any right to receive such bonus.

6. Unfunded Nature of the Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Company.

7. Prohibition Against Assignment or Encumbrance. No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant nor any person claiming under a Participant shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

8. Plan Not an Employment Contract. Nothing in the adoption or implementation of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant’s employment.

9. Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or of any subsidiary or affiliate of the Company, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

11. Withholding of Taxes. The Company shall have the right to deduct from any payment made under the Plan any foreign, federal, state or local taxes required by law to be withheld with respect to such payments.

12. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

13. Rights of Company. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

14. Effective Date. The Plan is adopted and effective as of January 1, 2019.

15. Amendment and Termination of the Plan. The Plan Administrator may modify or terminate the Plan at any time without prior notice to or the consent of Participants.

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